Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of GTY Govtech Inc. of our report dated March 14, 2018 relating to the balance sheet of GTY Technology Holding, Inc. as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2017 and for the period from August 11, 2016 (date of inception) through December 31, 2016, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
January 9, 2019